Exhibit 99.1

The Hanover Insurance Group, Inc. Announces Resignation

of Marita Zuraitis, President, Property and Casualty Companies

WORCESTER, Mass., April 24, 2013 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that Marita Zuraitis, a member of its executive leadership team and president of its property and casualty companies, has resigned, effective May 10. She will leave the company after nine years to become president and chief executive officer of Horace Mann Educators Corporation, Springfield, Illinois, a publicly traded stock insurance company.

“Marita has provided outstanding leadership of our property and casualty companies and has been a tremendous thought partner since joining our organization in 2004,” said Frederick H. Eppinger, chief executive officer at The Hanover. “She has played a key leadership role as we have transformed our company, helping us build a world class team, a distinctive value proposition, and strong, mutually-beneficial partnerships with the best agents and brokers in our business. With her help, we have positioned The Hanover as a leading national company with international capabilities. We wish her the very best in her new endeavors.”

Given the depth of the company’s executive leadership team, there are no plans to fill the position.

About The Hanover

Founded in 1852, The Hanover Insurance Group, Inc. (NYSE: THG) is proud to be celebrating 160 years of delivering on its promises to its agent and broker partners, and their customers. The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, Worcester, Mass., Citizens Insurance Company of America, Howell, Mich., Chaucer Holdings plc, London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company is ranked among the top 25 property and casualty insurers in the United States. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.Hanover.com.